Filed Pursuant to Rule 424 (b)(3)
Registration No. 333-209209

PROSPECTUS

Exelon Corporation

Offer to Exchange

$807,082,000 aggregate principal amount of outstanding 3.950% Notes due 2025

(CUSIP Nos. 30161N AM3 and U3002L AA0)

for

$807,082,000 aggregate principal amount of newly issued 3.950% Notes due 2025 that will be issued in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”)

(CUSIP No. 30161N AN1)

and

$333,485,000 aggregate principal amount of outstanding 4.950% Notes due 2035

(CUSIP Nos. 30161N AP6 and U3002L AB8 )

for

$333,485,000 aggregate principal amount of newly issued 4.950% Notes due 2035 that will be issued in a transaction registered under the Securities Act

(CUSIP No. 30161N AQ4)

and

$741,001,000 aggregate principal amount of outstanding 5.100% Notes due 2045

(CUSIP Nos. 30161N AR2 and U3002L AC6)

for

$741,001,000 aggregate principal amount of newly issued 5.100% Notes due 2045 that will be issued in a transaction registered under the Securities Act

(CUSIP No. 30161N AS0)

The exchange offers will expire at 5:00 p.m., New York City time, on May 13, 2016, unless extended with respect to any or all series.

Exelon Corporation (“Exelon,” “we” or “us”) hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offers”), to exchange (i) up to $807,082,000 aggregate principal amount of our outstanding 3.950% Notes due 2025 (CUSIP Nos. 30161N AM3 and U3002L AA0) (the “original 2025 notes”) for a like principal amount of our 3.950% Notes due 2025 that will be issued in a transaction registered under the Securities Act (CUSIP No. 30161N AN1) (the “exchange 2025 notes”), (ii) up to $333,485,000 aggregate principal amount of our outstanding 4.950% Notes due 2035 (CUSIP Nos. 30161N AP6 and U3002L AB8) (the “original 2035 notes”) for a like principal amount of our 4.950% Notes due 2035 that will be issued in a transaction registered under the Securities Act (CUSIP No. 30161N AQ4) (the “exchange 2035 notes”) and (iii) up to $741,001,000 aggregate principal amount of our outstanding 5.100% Notes due 2045 (CUSIP Nos. 30161N AR2 and U3002L AC6) (the “original 2045 notes” and, together with the original 2025 notes and the original 2035 notes, the “original notes”) for a like principal amount of our 5.100% Notes due 2045 that will be issued in a transaction registered under the Securities Act (CUSIP No. 30161N AS0) (the “exchange 2045 notes” and, together with the exchange 2025 notes and the exchange 2035 notes, the “exchange notes”). The terms of the exchange offers are summarized below and are more fully described in this prospectus.

The terms of each series of exchange notes are identical to the terms of the corresponding series of original notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

We will accept for exchange any and all original notes of each series validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on May 13, 2016, unless extended (the “expiration date”).

You may withdraw tenders of original notes of each series at any time prior to the expiration of the relevant exchange offer.

We will not receive any proceeds from the exchange offers. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

The exchange of original notes of each series for the corresponding series of exchange notes will not be a taxable event for U.S. federal income tax purposes.

No public market currently exists for any series of original notes. We do not intend to list any series of exchange notes on a securities exchange and, therefore, no active public market is anticipated.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 12 to read about important factors you should consider before tendering your original notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 15, 2016

We are responsible only for the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different, and we take no responsibility for any other information or representations that others may give you. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference into or contained in this prospectus may only be accurate on the date of the relevant incorporated document or of this prospectus, as the case may be.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the SEC. See “Incorporation of Certain Information by Reference.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street—52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

In order to obtain timely delivery of such materials, you must request such information from us no later than five business days prior to the expiration of the relevant exchange offer.

No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offers.

Forward Looking Statements

This prospectus and the documents incorporated by reference herein, as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts,” “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

i

This prospectus contains certain forward-looking statements, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus; (b) those factors discussed in the following sections of Exelon’s Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated herein by reference: (1) ITEM 1A. Risk Factors, (2) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (3) ITEM 8. Financial Statements and Supplementary Data: Note 23; and (c) other factors discussed herein and in other filings with the SEC by Exelon, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or from our web site at www.exeloncorp.com. However, the information that appears on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Incorporation of Certain Information by Reference

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

This prospectus also includes information about our subsidiaries Exelon Generation Company, LLC (“Generation”), Commonwealth Edison Company (“ComEd”), PECO Energy Company (“PECO”), and Baltimore Gas and Electric Company (“BGE”) and their securities. Exelon, Generation, ComEd, PECO and BGE file combined reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information contained in the combined reports relating to each registrant is filed separately by such registrant on its own behalf and only the information related to Exelon is incorporated by reference in this prospectus. Exelon does not make any representations as to information relating to any other registrant or securities issued by any other registrant and you should not rely on any information relating to any registrant other than Exelon in determining whether to participate in the exchange offers and invest in the exchange notes offered hereby. We are incorporating by reference into this prospectus the portions of the documents listed below relating to Exelon and any subsequent filings Exelon makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until the exchange offers are consummated or terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 10, 2016;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 16, 2016; and

•	Current Reports on Form 8-K filed with the SEC on January 7, 2016, January 28, 2016, February 26, 2016, March 7, 2016, March 24, 2016, April 1, 2016, April 5, 2016, April 7, 2016 and April 15, 2016.

ii

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the consummation or termination of the exchange offers shall be deemed to be incorporated by reference into the prospectus from the date such documents are filed. In addition, all filings filed by Exelon pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

iii

Summary

The following summary is provided solely for your convenience. It is not intended to be complete and may not contain all of the information that you should consider before participating in the exchange offers and investing in the exchange notes. You should read carefully this entire prospectus and all the information included or incorporated by reference herein.

Our Company

Exelon Corporation, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Exelon Generation Company, LLC (“Generation”), in the energy generation business and, through Commonwealth Edison Company (“ComEd”), PECO Energy Company (“PECO”) and Baltimore Gas and Electric Company (“BGE”), in the energy delivery business. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7398.

Generation’s integrated business consists of the generation, physical delivery and marketing of power across multiple geographical regions through its customer-facing business, Constellation Energy, which sells electricity and natural gas to both wholesale and retail customers. Generation also sells renewable energy and other energy-related products and services, and engages in natural gas and oil exploration and production activities. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Regions.

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in central Maryland, including the City of Baltimore.

Merger with Pepco Holdings, Inc. (“PHI”)

On March 23, 2016, Exelon completed its previously announced acquisition of PHI pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 18, 2014 (the “Merger”). As a result of the Merger, PHI became an indirect, wholly-owned subsidiary of Exelon on March 23, 2016.

Summary Financial Information

We have provided the following summary financial information for your reference. We have derived the summary financial information presented here as of and for the years ended December 31, 2013, 2014 and 2015 from our audited consolidated financial statements, incorporated herein by reference. You should read this summary financial information together with our audited consolidated financial statements and the related notes, incorporated herein by reference. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

	For the Year Ended December 31,
	2015	2014(a)	2013
	($ in millions)
Statement of Operations Data
Operating revenues	$29,447	$27,429	$24,888
Operating income	4,409	3,096	3,669
Net income	2,250	1,820	1,729
Cash Flow Data
Net cash flows provided by operating activities	7,616	4,457	6,343
Net cash flows used in investing activities	(7,822)	(4,599)	(5,394)
Net cash flows provided by (used in) financing activities.	4,830	411	(826)

	As of December 31,
	2015	2014	2013
	($ in millions)
Balance Sheet Data
Property, plant and equipment, net	$57,439	$52,170	$47,330
Noncurrent regulatory assets	6,065	6,076	5,910
Goodwill	2,672	2,672	2,625
Other deferred debits and other assets	13,874	13,645	13,816

Total assets	$95,384	$86,416	$79,243

Long-term debt, including long-term debt to financing trusts	24,286	19,853	18,165
Noncurrent regulatory liabilities	4,201	4,550	4,388
Other deferred credits and other liabilities	30,457	29,118	26,064
Shareholders’ equity	25,793	22,608	22,732

Total liabilities and shareholders’ equity	$95,384	$86,416	$79,243

(a)	On April 1, 2014, Generation assumed operational control of Constellation Energy Nuclear Group, LLC’s (“CENG”) nuclear fleet. As a result, the 2014 financial results include CENG’s results of operations on a fully consolidated basis.

Summary of the Exchange Offers

On December 2, 2015, in connection with private exchange offers, we issued $807,082,000 aggregate principal amount of 3.950% Notes due 2025, $333,485,000 aggregate principal amount of 4.950% Notes due 2035 and $741,001,000 aggregate principal amount of 5.100% Notes due 2045. As part of those issuances, we entered into a registration rights agreement, dated as of December 2, 2015, with respect to the original notes, with the dealer managers of the private exchange offers, in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable commercial efforts to complete an exchange offer for each series of original notes. Below is a summary of the exchange offers.

Securities Offered	$807,082,000 aggregate principal amount of 3.950% Notes due 2025, $333,485,000 aggregate principal amount of 4.950% Notes due 2035 and $741,001,000 aggregate principal amount of 5.100% Notes due 2045, in each case that will be issued in a transaction registered under the Securities Act. The form and terms of each series of exchange notes are identical to the corresponding series of original notes except that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

Exchange Offers	We are offering to exchange up to $807,082,000 aggregate principal amount of the outstanding original 2025 notes, up to $333,485,000 aggregate principal amount of outstanding original 2035 and up to $741,001,000 aggregate principal amount of the outstanding original 2045 notes for like principal amounts of the exchange 2025 notes, the exchange 2035 notes and the exchange 2045 notes, respectively. You may tender original notes only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

We will issue each series of exchange notes promptly after the expiration of the applicable exchange offer. In order to be exchanged, an original note must be validly tendered, not validly withdrawn and accepted. Subject to the satisfaction or waiver of the conditions of the exchange offers, all original notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, $807,082,000 aggregate principal amount of original 2025 notes is outstanding, $333,485,000 aggregate principal amount of original 2035 notes is outstanding and $741,001,000 aggregate principal amount of original 2045 notes is outstanding. The original notes were issued under an indenture, dated as of June 11, 2015 (the “Base Indenture”), between Exelon and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of June 11, 2015, and the second supplemental indenture, dated as of December 2, 2015 (together with the Base Indenture, the “Indenture”). If all outstanding original notes are tendered for exchange, there will be $807,082,000 aggregate principal amount of 3.950% Notes due 2025 (that will be issued in a transaction registered under the Securities Act), $333,485,000 aggregate principal amount of 4.950% Notes due 2035 (that will be issued in a transaction registered under the Securities Act) and $740,001,000 aggregate principal amount of 5.100% Notes due 2045 (that will be issued in a transaction registered under the Securities Act) outstanding after these exchange offers.

Expiration Date; Tenders	The exchange offers will expire at 5:00 p.m., New York City time, on May 13, 2016, which is the twentieth day of the offering period, unless we extend the period of time during which any or all of the exchange offers are open. In the event of any material change in any of the exchange offers, we will extend the period of time during which the relevant exchange offer is open if necessary so that at least five business days remain in the relevant exchange offer period following notice of the material change. By signing or agreeing to be bound by the letter of transmittal, you will represent, among other things, that:

•	you are not an affiliate of ours;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes. For further information regarding resales of the exchange notes by broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued Interest on the Exchange Notes and the Original Notes	Each series of exchange notes will bear interest from (and including) the last interest payment date on which interest was paid on the original notes. Accordingly, if your original notes are accepted for exchange, you will receive interest on the corresponding series of exchange notes for the period commencing on (and including) the last interest payment date on which interest was paid on the original notes, and not on such original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the Exchange Offers

The exchange offers are subject to customary conditions. If we materially change the terms of any or all of the exchange offers, we will resolicit tenders of the applicable series of original notes and extend the applicable exchange offer period if necessary so that at least five business days remain in the relevant exchange offer period following notice of any such material change. See “The Exchange Offers—Conditions to the Exchange Offers” for more information regarding conditions to the exchange offers.

Procedures for Tendering Original Notes	A tendering holder must, at or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

•	if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The Exchange Offers—Procedures for Tendering.”

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offers—Withdrawal Rights.”

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the conditions stated in the section “The Exchange Offers—Conditions to the Exchange Offers” of this prospectus, we will accept for exchange any and all original notes of each series that are properly tendered in the exchange offers and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. The corresponding exchange notes will be delivered promptly after the expiration date. See “The Exchange Offers—Terms of the Exchange Offers.”

Material U.S. Federal Tax Consequences	Your exchange of original notes for exchange notes pursuant to the exchange offers will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the exchange offers. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offers—Exchange Agent.”

Use of Proceeds; Expenses	We will not receive any proceeds from the issuance of any series of exchange notes in the exchange offers. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than underwriting discounts and commissions and transfer taxes, if any.

Resales	Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under these exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offers for the purpose of distributing any of the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities must deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

Consequences of Not Exchanging Original Notes	If you do not exchange your original notes in the exchange offers, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will generally retain no rights under the registration rights agreement applicable to the original notes. We currently do not intend to register any series of original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders that are not permitted to participate in the exchange offers or that may not freely sell exchange notes received in the exchange offers, may require us to file, and to cause to become effective, a shelf registration statement covering resales of original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offers—Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offers—Registration Rights Agreement.”

Risk Factors	For a discussion of significant factors you should consider carefully before deciding to participate in the exchange offers, see “Risk Factors” beginning on page 12 of this prospectus.

Summary of the Terms of the Exchange Notes

The following is a brief summary of the principal terms of the exchange notes. The form and terms of each series of exchange notes are identical to those of the corresponding series of original notes except that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes. Each series of exchange notes will evidence the same debt as the corresponding series of original notes exchanged and will be governed by the same Indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see the section of this prospectus entitled “Description of the Exchange Notes.”

Issuer	Exelon Corporation.

Securities Offered	$807,082,000 aggregate principal amount of 3.950% Notes due 2025, $333,485,000 aggregate principal amount of 4.950% Notes due 2035 and $741,001,000 aggregate principal amount of 5.100% Notes due 2045, in each case that will be issued in a transaction registered under the Securities Act.

Maturity	The exchange 2025 notes mature on June 15, 2025, the exchange 2035 notes mature on June 15, 2035 and the exchange 2045 notes mature on June 15, 2045.

Interest	If your original notes are accepted for exchange, you will receive interest on the corresponding series of exchange notes for the period commencing on (and including) the last interest payment date on which interest was paid on the original notes, and not on such original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Interest on the exchange notes will be paid semi-annually on June 15 and December 15 of each year, beginning on June 15, 2016.

Special Mandatory Redemption	The exchange notes include a “special mandatory redemption” provision, pursuant to which Exelon is required to redeem the exchange notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the exchange notes so redeemed, plus accrued and unpaid interest from and including the most recent date on which interest has been paid on the original notes or the exchange notes, as applicable, to but not including the date of such redemption, upon the first to occur of either (i) June 30, 2016, if the Merger is not consummated on or prior to such date, provided that, if all conditions to closing the Merger have been satisfied by June 30, 2016 (other than those to be satisfied on the closing date thereof and the receipt of approvals from all applicable regulatory authorities) and, in our judgment, all conditions to closing the Merger are reasonably likely to be satisfied by August 31, 2016, then August 31, 2016, or (ii) the date on which the agreement relating to the Merger is terminated. The Merger closed on March 23, 2016. Accordingly, the special mandatory redemption provisions of the exchange notes are no longer operative. See “Description of the Exchange Notes—Special Mandatory Redemption.”

Optional Redemption	The exchange notes include a “special optional redemption” provision, pursuant to which the exchange notes may be redeemed at our option at any time prior to August 31, 2016, in whole, at a redemption price equal to 101% of the aggregate principal amount of such series of exchange notes, plus accrued and unpaid interest from and including the most recent date on which interest has been paid on the original notes or the exchange notes, as applicable, to but not including the date of redemption, if, in our judgment, our acquisition of PHI will not be consummated on or prior to August 31, 2016. The Merger closed on March 23, 2016. Accordingly, the special optional redemption provisions of the exchange notes are no longer operative.

At our option, any or all of the exchange notes may be redeemed, in whole or in part, at any time prior to maturity.

If we elect to redeem the exchange 2025 notes at any time prior to March 15, 2025 (three months prior to the maturity date of the exchange 2025 notes), the exchange 2035 notes at any time prior to December 15, 2034 (six months prior to the maturity date of the exchange 2035 notes) or the exchange 2045 notes at any time prior to December 15, 2044 (six months prior to the maturity date of the exchange 2045 notes), we may redeem some or all of the exchange 2025 notes, the exchange 2035 notes and the exchange 2045 notes, respectively, in each case upon at least 15 days’ and not more than 60 days’ notice at a redemption price equal to the greater of:

•	100% of the principal amount of the exchange notes then outstanding to be redeemed; and

•	The sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed (exclusive of interest accrued to the redemption date) to March 15, 2025, December 15, 2034 or December 15, 2044, as applicable, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 25 basis points in the case of the exchange 2025 notes, 30 basis points in the case of the exchange 2035 notes and 30 basis points in the case of the exchange 2045 notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to but excluding the date of redemption.

If we elect to redeem the exchange 2025 notes at any time on or after March 15, 2025 (three months prior to the maturity date of the exchange 2025 notes), the exchange 2035 notes at any time on or after December 15, 2034 (six months prior to the maturity date of the exchange 2035 notes) or the exchange 2045 notes at any time on or after December 15, 2044 (six months prior to the maturity date of the exchange 2045 notes), we may redeem some or all of the exchange 2025 notes, the exchange 2035 notes and the exchange 2045 notes, respectively, in each case upon at least 15 days’ and not more than

60 days’ notice at a redemption price equal to 100% of the principal amount of the exchange notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to but excluding the redemption date. See “Description of the Exchange Notes—Optional Redemption.”

Ranking	The exchange notes will be Exelon’s direct unsecured general obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt, including any original notes not exchanged in the exchange offer, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. Because we are a holding company with no material assets other than our ownership interests in our subsidiaries and all of our operations are conducted by our subsidiaries, our debt is effectively subordinated to all existing and future debt, trade credit and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of December 31, 2015, our subsidiaries had outstanding approximately $20.6 billion of long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year. The exchange notes will not be obligations of or guaranteed by any of our subsidiaries. The Base Indenture does not limit our ability to issue debt senior to the exchange notes or the amount of debt we or our subsidiaries may issue.

Denominations	The exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to list the exchange notes on any securities exchange or automated dealer quotation system. The exchange notes will be new securities for which there currently is no public market. See “Risk Factors—There may be no public market for the exchange notes.”

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page 12 of this prospectus, as well as the other information contained or incorporated herein by reference, before participating in the exchange offers and investing in the exchange notes offered hereby.

Use of Proceeds	We will not receive any proceeds from the issuance of any series of exchange notes in the exchange offers.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Indenture	The exchange notes will be issued under the same Indenture as the original notes.

The Base Indenture provides for the issuance, from time to time, of debt securities in series (including the exchange notes to be issued in connection with the exchange offer) in an unlimited amount. We may issue additional securities from the Base Indenture from time to time.

Governing Law	The Indenture and the exchange notes will be governed by the laws of the State of New York.

Risk Factors

The decision to participate in the exchange offers and invest in the exchange notes involves substantial risk. You should carefully consider the following risk factors and all other information contained in or incorporated by reference into this prospectus, including Exelon’s financial statements and the related notes, before deciding to participate in the exchange offers. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks materialize, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose some or all of your investment.

Risks Related to the Exchange Notes and the Exchange Offer

There may be no public market for the exchange notes.

We can give no assurances concerning the liquidity of any markets that may develop for the exchange notes offered by this prospectus, the ability of any investor to sell any of the exchange notes or the price at which investors would be able to sell them. If markets for the exchange notes do not develop, investors may be unable to resell the exchange notes for an extended period of time, if at all. If markets for the exchange notes do develop, they may not continue or it may not be sufficiently liquid to allow holders to resell any of the exchange notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the exchange notes as collateral for loans.

The Indenture does not restrict the amount of additional debt that we may incur.

The exchange notes and the Indenture pursuant to which the exchange notes will be issued do not place any limitation on the amount of indebtedness that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the exchange notes, including making it more difficult for us to satisfy our obligations with respect to the exchange notes, a loss in the trading value of your exchange notes and a risk that one or more of the credit ratings of the exchange notes are lowered or withdrawn.

Our debt, including the exchange notes, is effectively subordinated to the debt of our subsidiaries.

Because we are a holding company with no material assets other than our ownership interests in our subsidiaries and all of our operations are conducted by our subsidiaries, our debt is effectively subordinated to all existing and future debt, trade credit and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of December 31, 2015, our subsidiaries had outstanding approximately $20.6 billion of long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year. The Indenture does not restrict our or our subsidiaries’ ability to incur additional indebtedness.

If we consummate the exchange offers, the liquidity and market value of any remaining non-exchanged original notes may be adversely affected.

Upon consummation of the exchange offer, the aggregate principal amount of original notes will be reduced by the amount of original notes exchanged. Securities with a smaller outstanding principal amount available for trading, or float, generally command a lower price than do comparable securities with a greater float. Therefore, the market price for original notes that are not submitted for exchange or not accepted by us may be adversely affected. A reduced float may also make the trading prices of any original notes that are not exchanged more volatile.

If you fail to exchange your original notes, they will continue to be restricted securities.

If you do not exchange your original notes for exchange notes pursuant to the exchange offers, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register any series of original notes under the Securities Act. After the exchange offers are consummated, the trading market for the remaining untendered original notes of each series may be small and inactive. In addition, if you are eligible to exchange your original notes in the exchanges offers and do not exchange your original notes in the exchange offers, you will no longer be entitled to have those original notes registered under the Securities Act.

The exchange offers may be cancelled or delayed.

We have reserved the right to terminate or withdraw the exchange offers, including solely in respect of one or more series of the original notes, in our sole discretion at any time and for any reason. Therefore, even if you properly submit a letter of transmittal prior to the expiration date and otherwise comply with the terms and conditions of the exchange offers, the exchange offers may not be consummated. Because of adjustments or other logistical challenges in exchanging original notes for exchange notes, among other things, the settlement of the exchange offers may be delayed. Accordingly, you may have to wait longer than expected to receive your exchange notes, during which time you will not be able to effect transfers of your original notes or exchange notes you are to receive in the exchange offer.

Holders of original notes that exchange could be subject to a different preference risk and period in bankruptcy than holders of original notes that do not participate in the exchange offer.

If we were to file a bankruptcy petition (or one were filed against us) within 90 days of the closing date of the exchange offers (or one year with respect to any statutory insiders of ours that participate in the exchange offers), and to the extent a bankruptcy court or other court of competent jurisdiction were then to conclude that the consideration received as part of the exchange offers constituted a transfer on account of antecedent debt related to the original notes, and any applicable defenses or exceptions do not apply, then those holders that participated in the exchange offers (or any subsequent transferee) may be subject to the avoidance of any consideration received as part of the exchange offers as a preferential transfer under applicable bankruptcy law. In contrast, those holders that do not participate in the exchange offers (and consequently would not be the beneficiaries of any new transfers from us on the closing date of the exchange offers) would not similarly be at risk in the event that we were to file a bankruptcy petition (or one were filed against us) within 90 days of the closing date of the exchange offers (or one year with respect to any statutory insiders of ours that participate in the exchange offers); instead, such parties would be at risk with regards to a potentially avoidable preferences only for any other transfers they may receive within 90 days (or one year, in the case of statutory insiders) of any bankruptcy filing by or against us.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your original notes in the exchange offers for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased original notes for its own account as part of market-making activities or other trading activities must deliver a prospectus when it sells the exchange notes it receives in exchange for original notes in the exchange offers. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their exchange notes.

Use of Proceeds

We will not receive any proceeds from the exchange offers. In consideration for issuing exchange notes, we will receive in exchange the applicable original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and cancelled.

Ratio of Earnings to Fixed Charges

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	3.3x	2.7x	2.6x	2.4x	4.9x

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and estimated interest portion of all rental expense.

Capitalization and Short-Term Borrowings

The following table shows Exelon’s consolidated capitalization and short-term borrowings as of December 31, 2015 and as adjusted to reflect the consummation of the exchange offers, assuming that all of the original notes are exchanged for exchange notes. This table is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus.

	As of December 31, 2015
(in millions)	Actual	As Adjusted(a)
Short-term borrowings	$533	$533
Long-term debt:
Long-term debt, including long-term debt to financing trusts(b)	23,905	23,905
Original 2025 notes	807	—
Original 2035 notes	333	—
Original 2045 notes	741	—
Exchange 2025 notes offered hereby	—	807
Exchange 2035 notes offered hereby	—	333
Exchange 2045 notes offered hereby	—	741
Shareholders’ equity	25,793	25,793

Total capitalization and short-term borrowings	$52,112	$52,112

(a)	Assumes that all original notes will be tendered and exchanged for the exchange notes offered hereby, pursuant to the terms of the exchange offers.

(b)	Includes approximately $1,500 million of long-term debt due within one year.

The Exchange Offers

Purpose of the Exchange Offers

When we completed the issuance of the original notes in connection with the private exchange offers on December 2, 2015, we entered into a registration rights agreement with respect to the original notes with the dealer managers of the private exchange offers. Under the registration rights agreement, we agreed to use our reasonable commercial efforts to file a registration statement with the SEC relating to the exchange offers within 120 days of the issuance of the original notes. We also agreed to use our reasonable commercial efforts to cause the registration statement to be declared effective under the Securities Act within 180 days of the issuance of the original notes (unless the registration statement is reviewed by the SEC, in which case within 240 days of the issuance of the original notes) and to consummate the exchange offers within 225 days of the issuance of the original notes (unless the registration statement is reviewed by the SEC, in which case within 285 days of the issuance of the original notes). The registration rights agreement provides that we will be required to pay additional interest to the holders of the original notes of the applicable series if we fail to comply with such filing, effectiveness and offer consummation requirements. See “—Registration Rights Agreement” below for more information on the additional interest we will owe if we do not complete the exchange offers within a specified timeline.

The exchange offers are not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and is available from us upon request. See “Where You Can Find More Information.”

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offers

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange original notes that are properly tendered before 5:00 p.m., New York City time, on the expiration date and not validly withdrawn as permitted below. We will issue a like principal amount of exchange notes in exchange for the principal amount of the corresponding series of original notes tendered under the respective exchange offers. As used in this prospectus, the term “expiration date” means May 13, 2016, which is the twentieth day of the offering period. However, if we have extended the period of time for which the exchange offers are open with respect to any series of original notes, the term “expiration date” means the latest date to which we extend the relevant exchange offer.

As of the date of this prospectus, $807,082,000 aggregate principal amount of the original 2025 notes is outstanding, $333,485,000 aggregate principal amount of the original 2035 notes is outstanding and $741,001,000 aggregate principal amount of the original 2045 notes is outstanding. The original notes of each series were issued under the Indenture. Our obligation to accept original notes of each series for exchange in the exchange offers is subject to the conditions described below under “—Conditions to the Exchange Offers.” We reserve the right to extend the period of time during which any or all of the exchange offers is open. We may elect to extend the relevant exchange offer period if less than 100% of the original notes of the relevant series are tendered or if any condition to consummation of the relevant exchange offer has not been satisfied as of the expiration date and it is likely that such condition will be satisfied after such date. In addition, in the event of any material change in any or all of the exchange offers, we will extend the period of time during which the relevant exchange offer is open if necessary so that at least five business days remain in the relevant offering period following notice of the material change. In the event of such extension, and only in such event, we may delay acceptance for exchange of any original notes of the relevant series by giving written notice of the extension to the holders of original notes of such series as described below. During any extension period, all original notes of such series previously tendered will remain subject to the exchange offers and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the exchange offers.

Original notes of each series tendered in the exchange offers must be in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No dissenter’s rights of appraisal exist with respect to the exchange offers.

We reserve the right to amend or terminate any or all of the exchange offers, and not to accept for exchange any original notes of the relevant series not previously accepted for exchange, upon the occurrence of any of the conditions of the relevant exchange offer specified below under “—Conditions to the Exchange Offers.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes of the relevant series as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such series.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Procedures for Tendering

Except as described below, a tendering holder must, at or prior to 5:00 p.m., New York City time, on the applicable expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as the exchange agent, at the address listed below under the heading “—Exchange Agent;” or

•	if original notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “—Exchange Agent.”

In addition:

•	the exchange agent must receive, at or before 5:00 p.m., New York City time, on the applicable expiration date, certificates for the original notes, if any; or

•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to anyone other than the exchange agent.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will reasonably determine all questions as to the validity, form and eligibility of original notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form or procedures applicable to the tender of any particular original note prior to the expiration date. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured prior to the applicable expiration dates of the exchange offers. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a certificate of the original notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of original notes will represent, among other things:

•	that it is not an affiliate of ours;

•	the exchange notes will be acquired in the ordinary course of its business;

•	that it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the exchange notes; and

•	if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to an exchange offer, we will accept, promptly after the expiration date, all original notes of the relevant series properly tendered. We will issue the applicable exchange notes promptly after the expiration of the relevant exchange offer and acceptance of the corresponding original notes. See “—Conditions to the Exchange Offers” below. For purposes of the exchange offers, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.

For each original note accepted for exchange, the holder of the original note will receive an exchange note of the corresponding series having a principal amount equal to that of the surrendered original note. Each series of exchange notes will bear interest from (and including) the last interest payment date on which interest was paid on the original notes. Accordingly, if your original notes are accepted for exchange, you will receive interest on the corresponding series of exchange notes for the period commencing on (and including) the last interest payment date on which interest was paid on the original notes, and not on such original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes promptly after the expiration of the relevant exchange offer. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly after the expiration of the relevant exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC at or prior to 5:00 p.m., New York City time, on the applicable expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offers may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed below under “—Exchange Agent” at or prior to 5:00 p.m., New York City time, on the applicable expiration date.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program (“ATOP”) procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Withdrawal Rights

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “—Exchange Agent” before 5:00 p.m., New York City time, on the applicable expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the relevant series, certificate number or numbers and principal amount of the original notes;

•	in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder promptly after the expiration of the relevant exchange offer. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes promptly after the expiration of the relevant exchange offer. Properly withdrawn original notes may be re-tendered by following the procedures described under “ — Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the applicable expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provision of the exchange offers, we shall not be required to accept for exchange, or to issue applicable exchange notes in exchange for, any original notes of the corresponding series, and may terminate or amend any of the exchange offers, if at any time prior to 5:00 p.m., New York City time, on the applicable expiration date any of the following events occurs:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that (i) might materially impair our ability to proceed with the applicable exchange offer; (ii) seeks to restrain or prohibit the making of the exchange offers; (iii) assesses or seeks any damages as a result thereof; of (iv) could result in a material delay in our ability to accept for exchange or exchange some or all of the original notes pursuant to the exchange offers; or

•	the applicable exchange offer or the making of any exchange by a holder of original notes of the relevant series would violate applicable law or any applicable interpretation of the SEC staff.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offers regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the exchange offers.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offers. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent c/o The Bank of New York Mellon Corporation

Corporate Trust Operations-Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Pamela Adamo

Tel: 315-414-3317

Fax: 732-667-9408

All other questions should be addressed to Exelon Corporation, Attn: Investor Relations 10 South Dearborn Street—52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than to any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than underwriting discounts and commissions and transfer taxes, if any, and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including out-of-pocket expenses for the exchange agent, will be paid by us.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of original notes in the exchange offers unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of original notes that do not exchange their original notes for exchange notes under the exchange offers will remain subject to the restrictions on transfer of such original notes as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of either series of original notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe the exchange notes of each series would generally be freely transferable by holders after the exchange offers without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any holder of original notes that is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or that intends to participate in the exchange offers for the purpose of distributing the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretation of the SEC staff;

•	will not be able to tender its original notes of either series in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of original notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offers and there can be no assurance that the SEC staff would make a similar determination with respect to any or all series of exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights Agreement

The following description is a summary of the material provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part and is available from us upon request. See “Where You Can Find More Information.”

On December 2, 2015, we and the dealer managers of the private exchange offers entered into a registration rights agreement with respect to the original notes. In the registration rights agreement, we agreed for the benefit of the holders of the original notes, to file a registration statement on an appropriate form under the Securities Act with respect to a proposed offer (each a “Registered Exchange Offer”) to exchange the original notes for a corresponding series of exchange notes issued under the Indenture and identical in all material respects to such original notes (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate). We agreed to use our reasonable commercial efforts to make this filing within 120 days of the issuance of the original notes. We also agreed to use our reasonable commercial efforts to cause the registration statement to be declared effective under the Securities Act within 180 days of the issuance of the original notes (unless the registration statement is reviewed by the SEC, in which case within 240 days of the issuance of the original notes) and to consummate the exchange offers within 225 days of the issuance of the original notes (unless the registration statement is reviewed by the SEC, in which case within 285 days of the issuance of the original notes). Upon the effectiveness of this registration statement, we will offer exchange notes of each series in return for original notes of the corresponding series.

In the event that (i) we reasonably determine that changes in law, SEC rules or regulations or applicable interpretations of the SEC staff do not permit us to effect the Registered Exchange Offer; (ii) the Registered Exchange Offer is not consummated on or prior to the 225th day following the issuance of the original notes (unless the registration statement is reviewed by the SEC, in which case on or prior to the 285th day following the issuance of the original notes); or (iii) a holder notifies us within 20 business days following consummation of the Registered Exchange Offer that it is not permitted by applicable law, SEC rules or regulations or applicable interpretations of the SEC staff to participate in the Registered Exchange Offer, that it may not resell exchange notes with the prospectus contained in the registration statement or that it is a broker dealer and owns original notes acquired directly from us or one of our affiliates, then we will at our cost in lieu of effecting (or, in the case of such a request by a holder, in addition to effecting) the registration of the exchange notes pursuant to the registration statement (x) as promptly as practicable, file with the SEC a shelf registration statement (a “Shelf Registration Statement”) to cover resales of the original notes; (y) use our reasonable commercial efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act not later than 225 days after the issuance of the original notes (unless the Shelf Registration Statement is reviewed by the SEC, in which case, not later than 285 days after the issuance of the original notes); and (z) use our reasonable commercial efforts to keep effective the Shelf Registration Statement until the earlier of one year after the issuance of the original notes (plus the number of days in any suspension period described below) and the date all of the original notes covered by the Shelf Registration Statement have been sold. We have the ability to suspend the availability of the Shelf Registration Statement for up to 45 consecutive days, but no more than an aggregate of 90 days during any consecutive 12-month period if we determine in our reasonable judgment, upon advice of counsel, that there is a valid purpose for such suspension under the registration rights agreement.

In the event that (i) we fail to file the registration statement with the SEC on or prior to the 120th day following the issuance of the original notes; (ii) the registration statement is not declared effective by the SEC on or prior to the 180th day following the issuance of the original notes (unless the registration statement is reviewed by the SEC, in which case on or prior to the 240th day following the issuance of the original notes); (iii) the Registered Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to the 225th day following the issuance of the original notes (unless the registration statement or the Shelf Registration Statement is reviewed by the SEC, in which case on or prior to the 285th day following the issuance of the original notes); or (iv) any required registration statement or Shelf Registration Statement relating to the original notes is filed and declared effective but shall thereafter either be withdrawn by us or becomes subject to an effective stop order suspending the effectiveness of such registration statement (except as specifically permitted in the registration rights agreement) without being succeeded within 30 days by an amendment thereto or an additional registration statement filed and declared effective (each of (i), (ii), (iii) and (iv) a “registration default”), then the interest rate borne by the applicable original notes will be increased by one-fourth of one percent (0.25%) per annum upon the occurrence of each registration default, which rate will increase by an additional one-fourth of one percent (0.25%) per annum if such registration default has not been cured within 90 days after the occurrence thereof and continuing until all registration defaults have been cured, provided that the aggregate amount of any such increase in the interest rate on the applicable original notes shall in no event exceed one-half of one percent (0.50%) per annum; and provided, further, that if the registration statement is not declared effective on or prior to the 180th day following the issuance of the original notes (unless the registration statement is reviewed by the SEC, in which case on or prior to the 240th day following the issuance of the original notes) and we shall request holders of original notes to provide the information called for by the registration rights agreement for including in the Shelf Registration Statement, then original notes owned by holders who do not deliver such information to us or who do not provide comments to us on the Shelf Registration Statement when required pursuant to the registration rights agreement will not be entitled to any such increase in the interest rate for any day after the 225th day following the issuance of the original notes (unless the registration statement or the Shelf Registration Statement is reviewed by the SEC, in which case for any day after the 285th day following the issuance of the original notes). All accrued interest will be paid to holders of original notes in the same manner and at the same time as regular payments of interest on the original notes. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Holders of the original notes will be required to make certain representations to us in order to participate in the Registered Exchange Offers and will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have their original notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By including the original notes in the Shelf Registration Statement, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of original notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

Description of the Exchange Notes

The following description of the exchange notes is only a summary and is not intended to be comprehensive.

General

The original notes were issued and the exchange notes will be issued under the Indenture. Subject to the limitations described in this prospectus, we may issue additional notes under the Indenture with the same priority as the exchange notes offered hereby, including notes having the same series designation and terms (except for the issue date) as the exchange notes offered hereby, without the approval of the holders of any notes outstanding under the Indenture, including the holders of any series the exchange notes offered hereby.

The terms of the exchange notes will not necessarily afford you protection in the event of particular transactions or upon the occurrence of particular events that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us or our subsidiaries, whether or not in connection with a change of control. As a result, we could enter into such transactions even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the exchange notes. The exchange notes will not contain any provisions that will require us to redeem, or permit the holders of the exchange notes to cause a redemption or purchase of, the exchange notes upon the occurrence of any particular event, other than as described below under “—Special Mandatory Redemption,” (though, as described below, such redemption provisions are no longer operative due to the closing of the Merger). However, we may redeem some or all of the exchange notes at any time or from time to time prior to maturity, at our option, as described in this prospectus under “—Optional Redemption” below.

Interest Rate and Maturity

The exchange 2025 notes will pay interest at the fixed rate of 3.950% per annum, the exchange 2035 notes will pay interest at the fixed rate of 4.950% per annum and the exchange 2045 notes will pay interest at the fixed rate of 5.100% per annum. Interest on the exchange notes will be payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2016. The exchange 2025 notes will mature on June 15, 2025, the exchange 2035 notes will mature on June 15, 2035 and the exchange 2045 notes will mature on June 15, 2045.

Each series of exchange notes will bear interest from (and including) the last interest payment date on which interest was paid on the original notes. Accordingly, if your original notes are accepted for exchange, you will receive interest on the corresponding series of exchange notes for the period commencing on (and including) the last interest payment date on which interest was paid on the original notes, and not on such original notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months. On each interest payment date, we will pay interest on each exchange note to the person in whose name the exchange note is registered at the close of business on the record date for such interest. The record date for each interest payment date in respect of the exchange notes will be the close of business on the Business Day immediately preceding the applicable interest payment date. If any interest payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest or other payment will be paid in respect of such delay. “Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banking institutions in New York City are generally authorized or required by law or executive order to be closed.

Ranking

The exchange notes will be our direct unsecured general obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. Because we are a holding company with no material assets other than our ownership interests in our subsidiaries and all of our operations are conducted by our subsidiaries, our debt is effectively subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of December 31, 2015, our subsidiaries had outstanding approximately $20.6 billion of long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year. The Indenture does not restrict our or our subsidiaries’ ability to incur additional indebtedness. In addition, the exchange notes will not be obligations of or guaranteed by any of our subsidiaries. The Indenture does not limit our ability to issue secured debt senior to the exchange notes or the amount of debt we or our subsidiaries may issue, whether secured or unsecured.

Please see “Capitalization and Short-Term Borrowings” in this prospectus for information with respect to the long-term debt and short-term borrowings of us and our subsidiaries as of December 31, 2015.

Form and Denomination

The exchange notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange notes will initially be issued in “book-entry only form,” represented by a permanent global debt security registered in the name of DTC, including Clearstream and/or Euroclear, or its nominee. However, we reserve the right to issue exchange notes in certificated form registered in the name of the noteholders. For so long as the exchange notes are registered in the name of DTC or its nominee, we will pay the principal, premium, if any, and interest due on the exchange notes to DTC for payment to its participants for subsequent disbursement to the beneficial owners. For further information on DTC and its practices, see “Book-Entry System” below.

Special Mandatory Redemption

The exchange notes include a “special mandatory redemption” provision, pursuant to which Exelon is required to redeem the exchange notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the exchange notes so redeemed, plus accrued and unpaid interest from and including the most recent date on which interest has been paid on the original notes or the exchange notes, as applicable, to but not including the date of such redemption, upon the first to occur of either (i) June 30, 2016, if the Merger is not consummated on or prior to such date, provided that, if all conditions to closing the Merger have been satisfied by June 30, 2016 (other than those to be satisfied on the closing date thereof and the receipt of approvals from all applicable regulatory authorities) and, in our judgment, all conditions to closing the Merger are reasonably likely to be satisfied by August 31, 2016, then August 31, 2016, or (ii) the date on which the agreement relating to the Merger is terminated. The Merger closed on March 23, 2016. Accordingly, the special mandatory redemption provisions of the exchange notes are no longer operative.

Optional Redemption

General

The “special optional redemption” provisions of the Indenture will allow us to redeem the exchange notes, at our option, in whole, at any time prior to August 31, 2016, at a redemption price equal to 101% of the aggregate principal amount of such series of exchange notes, plus accrued and unpaid interest from and including the most recent date on which interest has been paid on the original notes or the exchange notes, as applicable, to but not including the date of redemption, if, in our judgment, our acquisition of PHI will not be consummated on or prior to August 31, 2016. The Merger closed on March 23, 2016. Accordingly, the special optional redemption provisions of the exchange notes are no longer operative.

At our option, any or all of the exchange notes may be redeemed, in whole or in part, at any time prior to maturity.

If we elect to redeem the exchange 2025 notes at any time prior to March 15, 2025 (three months prior to the maturity date of the exchange 2025 notes), the exchange 2035 notes at any time prior to December 15, 2034 (six months prior to the maturity date of the exchange 2035 notes) or the exchange 2045 notes at any time prior to December 15, 2044 (six months prior to the maturity date of the exchange 2045 notes), we may redeem some or all of the exchange 2025 notes, the exchange 2035 notes and the exchange 2045 notes, respectively, in each case upon at least 15 days’ and not more than 60 days’ notice at a redemption price equal to the greater of:

•	100% of the principal amount of the exchange notes then outstanding to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed (exclusive of interest accrued to the redemption date) to March 15, 2025, in the case of the exchange 2025 notes, to December 15, 2034, in the case of the exchange 2035 notes, and to December 15, 2044, in the case of the exchange 2045 notes, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points in the case of the exchange 2025 notes, plus 30 basis points in the case of the exchange 2035 notes and plus 30 basis points in the case of the exchange 2045 notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to but excluding the date of redemption.

If we elect to redeem the exchange 2025 notes at any time on or after March 15, 2025 (three months prior to the maturity date of exchange 2025 notes), the exchange 2035 notes at any time on or after December 15, 2034 (six months prior to the maturity date of the exchange 2035 notes) or the exchange 2045 notes at any time on or December 15, 2044 (six months prior to the maturity date of the exchange 2045 notes), we may redeem some or all of the exchange 2025 notes, the exchange 2035 notes and the exchange 2045 notes, respectively, in each case upon at least 15 days’ and not more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the exchange notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to but excluding the redemption date.

Any optional redemption, other than the Special Optional Redemption (which is no longer operative), may be conditioned upon the consummation of one or more other transactions, including any debt or equity issuance by us or any of our subsidiaries. The Trustee shall not have responsibility for calculating any redemption price.

Certain Definitions

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the exchange notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the exchange notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by us.

“Reference Treasury Dealer” means (1) any of Barclays Capital, Inc., Goldman, Sachs & Co. or their respective affiliates and (2) one other primary U.S. Government securities dealer in the United States of America (each, a “Primary Treasury Dealer”) selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, or is unwilling or unable to serve in such role, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Events of Default

An “Event of Default” with respect to a series of debt securities issued under the Indenture means any of the following:

•	we fail to pay the principal of (or premium, if any, on) any debt security of that series when due and payable;

•	we fail to pay any interest on any debt security of that series for 30 days after such is due;

•	we fail to observe or perform any other covenants or agreements set forth in the debt securities of that series, or in the Indenture in regard to such debt securities, continuously for 90 days after notice (which must be sent either by the Trustee or holders of at least 33% of the principal amount of the affected series);

•	our failure to pay principal at maturity or acceleration following a default in an aggregate amount of $100 million or more with respect to any Indebtedness (as defined below) of Exelon Corporation (not including Indebtedness of our subsidiaries), or the acceleration of any of our Indebtedness aggregating $100 million or more which default is not cured, waived or postponed pursuant to an agreement with the holders of the Indebtedness within 30 days after written notice as provided in the Indenture, or the acceleration is not rescinded or annulled within 30 days after written notice as provided in the Indenture; or

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

As used in the immediately preceding paragraph, “Indebtedness” means all obligations for borrowed money.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the Indenture. If an Event of Default has occurred and has not been cured, the Trustee or the holders of not less than 33% of the principal amount of the debt securities of the affected series may declare the entire principal of the debt securities of such series due and payable immediately. Subject to certain conditions, if we deposit with the Trustee enough money to remedy the default and there is no default continuing, this acceleration of payment may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of such series.

The Trustee must, within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The Trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. We are required to file an annual certificate with the Trustee, signed by an officer, stating any default by us under any provisions of the Indenture.

Prior to any declaration of acceleration of maturity, the holders holding a majority of the principal amount of the debt securities of the particular series affected, on behalf of the holders of all debt securities of that series, may waive any past default or Event of Default. We cannot, however, obtain a waiver of a payment default.

Other than the duty to act with the required standard of care during an event of default, the Trustee is not required to take any action under the Indenture at the request of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with respect to such debt securities.

In order to bypass the Trustee and take steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of 33% of the principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to, or make a request of, the Trustee and to make or cancel a declaration of acceleration.

Supplemental Indentures

There are three types of changes we can make to the Indenture and the debt securities issued thereunder, including the exchange notes.

Changes Requiring Each Holder’s Approval

The following changes require the approval of each holder of debt securities of the series affected then outstanding:

•	extending the fixed maturity of any debt security;

•	reducing the interest rate or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the principal amount;

•	reducing the amount of principal payable upon acceleration of the maturity of a discounted debt security following default;

•	changing the currency of payment on a debt security;

•	reducing the percentage of securityholders whose consent is required to modify or amend the Indenture; or

•	changing provisions relating to the Special Mandatory Redemption (which are no longer operative).

Changes Not Requiring Holder Approval

Changes not requiring holder approval are limited to those changes specified in the Indenture, including those which are of an administrative nature or are changes that would not adversely affect holders of the debt securities.

Changes Requiring a Majority of all Holders to Approve

A vote in favor by securityholders owning a majority of the principal amount of the debt securities of a particular series of affected debt securities is required for any other matter listed in the Indenture.

Consolidation, Merger or Sale

We may not merge or consolidate with any person (as defined in the Indenture) or sell substantially all of our assets as an entirety unless:

•	we are the continuing corporation or the successor person is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state and expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the Indenture binding on us; and

•	we, or the successor person, is not immediately after the merger, consolidation or sale in default in the performance of a covenant or condition in the Indenture binding on us.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the exchange notes of a series that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including, but not limited to, the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. We may direct the Trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The Indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the exchange notes of a series (except for, among other things, obligations to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the Indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the exchange notes of a series and such related clause under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the Trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the exchange notes on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the exchange notes of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the Trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the exchange notes of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the exchange notes of that series at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the exchange notes of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Open Market Purchases

We may acquire the exchange notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Governing Law

The Indenture and the exchange notes will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or may use some of the banking services of the Trustee in the normal course of business.

Book-Entry System

We will issue the exchange notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments that DTC’s participants (direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the Initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the exchange notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of exchange notes under the DTC system must be made by or through direct participants, which will receive a credit for the exchange notes in DTC’s records. The ownership interest of each actual purchaser of exchange notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the exchange notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the exchange notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the exchange notes, except in the event that use of the book-entry system for the exchange notes is discontinued.

To facilitate subsequent transfers, all exchange notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of exchange notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the exchange notes; DTC’s records reflect only the identity of the direct participants to whose accounts such exchange notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the exchange notes for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the exchange notes registered in their names, will not receive or be entitled to receive physical delivery of the exchange notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the exchange notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the exchange notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the exchange notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the exchange notes has occurred and is outstanding, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such exchange notes.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the exchange notes to or receiving interests in the exchange notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the exchange notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions involving interests in such exchange notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such Business Day. Cash received by Clearstream or Euroclear as a result of sales of interests in the exchange notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the Trustee nor the dealer managers will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the exchange notes, or payments to, or the providing of notice to direct participants or beneficial owners.

Material United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the exchange offers to beneficial holders whose unregistered original notes are tendered and accepted in the exchange offer, including the acquisition, ownership, and disposition of registered exchange notes acquired pursuant to the exchange offer. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances or to certain types of holders subject to special treatment under U.S. federal income tax laws (such as banks and thrifts, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, trusts and estates, partnerships or other pass-through entities, or investors in such pass-through entities, persons holding original notes or exchange notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, government agencies or instrumentalities, persons that acquire original notes or exchange notes in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, and U.S. expatriates). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (such as estate or gift tax laws) other than certain U.S. federal income tax considerations that may be applicable to particular holders. Further, this summary assumes that holders hold their original notes and exchange notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address the tax consequences to any shareholder, beneficiary or other owner of a holder of original notes or exchange notes.

This summary is based on the Code and the U.S. Treasury regulations, rulings, administrative pronouncements, and judicial decisions thereunder as of the date hereof, all of which are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed in this summary. We have not obtained, nor do we intend to obtain, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will not challenge any of the conclusions set forth herein.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds original notes or exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Holders that are partnerships holding original notes or exchange notes (and partners in such partnerships) are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the exchange offers and the acquisition, ownership, and disposition of exchange notes acquired pursuant thereto.

As used in this summary, a “U.S. Holder” means a beneficial owner of original notes or exchange notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States, any state thereof, or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of original notes or exchange notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

EACH HOLDER OF ORIGINAL NOTES IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF THE ORIGINAL NOTES AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES IF SUCH HOLDER TENDERS ORIGINAL NOTES IN THE EXCHANGE OFFER, INCLUDING THE EXTENT TO WHICH SUCH HOLDER’S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE GENERAL RESULTS OUTLINED HEREIN, AS WELL AS THE CONSEQUENCES OF THE TAX LAWS OF ANY NON-U.S. OR U.S. STATE OR LOCAL TAXING JURISDICTION OR TAX TREATY.

Tax Consequences to U.S. Holders

Tax Consequences to U.S. Holders Who Do Not Participate in the Exchange Offer

We believe that the exchange offers (described under “Description of the Exchange Offer”) will not be taxable events to a U.S. Holder for U.S. federal income tax purposes if such holder does not exchange any original notes in the exchange offer. Such holder will have the same adjusted tax basis and accrued market discount (if any) in, and holding period for the original notes held by such holder as such holder had immediately prior to the exchange. A U.S. Holder who does not elect to participate in the exchange should consult its own tax advisor regarding the consequences of not participating in the exchange.

Tax Consequences to U.S. Holders Who Participate in the Exchange Offer

The exchange of an original note for an exchange note pursuant to the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a U.S. Holder will not recognize any gain or loss upon the receipt of an exchange note pursuant to the exchange offer. The holding period for an exchange note will include the holding period of the original note exchanged pursuant to the exchange offer, and the initial tax basis in an exchange note will be the same as the adjusted tax basis in the original note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offers generally will be the same as the U.S. federal income tax consequences of holding and disposing of an original note.

Ownership of the Exchange Notes by U.S. Holders

Stated Interest of the Exchange Notes. Interest on an exchange note will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium. If a U.S. Holder purchased original notes after their original issuance date for an amount that is greater than the sum of all remaining payments on the notes other than stated interest, such U.S. Holder will have an initial tax basis in the notes in excess of the stated principal amount of the notes and will be treated as having purchased the notes with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on original notes should carry over to the exchange notes received in exchange therefor. A U.S. Holder may elect to amortize this premium using a constant yield method over the term of the notes and generally may offset interest in respect of the notes otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. Holder that elects to amortize bond premium may reduce its tax basis in its notes by the amount of the premium amortized in any taxable year. An election to amortize bond premium is binding once made and applies to all notes held by the U.S. Holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired. U.S. Holders are urged to consult their own tax advisors concerning the computation and amortization of any bond premium on their exchange notes.

Market Discount. If a U.S. Holder purchased original notes after their original issuance date for an amount that is less than their stated principal amount, such Holder will be treated as having purchased the notes with

“market discount” unless the discount is less than a specified de minimis amount. Market discount on original notes should carry over to the exchange notes received in exchange therefor. Under the market discount rules, a U.S. Holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. Holder’s acquisition of the note to the maturity date of the note, unless the U.S. Holder made an election to accrue market discount on a constant yield basis. Accrued market discount on original notes that has not previously been included in income by a U.S. Holder should carry over to the exchange notes received in exchange therefor. A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date or certain earlier dispositions. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS. U.S. Holders are urged to consult their own tax advisors before making this election.

Sale, Exchange or other Taxable Disposition of the Exchange Notes. Upon the disposition of exchange notes by sale, exchange, retirement, redemption or other taxable disposition, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the amount realized on the disposition (other than any amounts attributable to accrued but unpaid cash interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder’s adjusted tax basis in the exchange notes immediately before the disposition. A U.S. Holder’s adjusted tax basis generally will be equal to the U.S. Holder’s initial tax basis in the exchange notes, increased by any market discount and decreased by any bond premium amortized by such holder with respect to the exchange notes. Except to the extent of any accrued market discount on the exchange notes (or carried over from the original notes) as described above under “— Market Discount,” with respect to which any gain will be treated as ordinary income, a U.S. Holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such note for longer than one year. Certain non-corporate U.S. Holders are generally subject to a reduced federal income tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding.

In general, we must report certain information to the IRS with respect to payments of stated interest and payments of the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note to certain U.S. Holders, except in the case of an exempt recipient (such as a corporation). The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28 percent, with respect to the foregoing amounts if (1) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding, (2) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (3) there has been a notified payee underreporting described in Section 3406(c) of the Code or (4) the payee has not certified under penalties of perjury that it has furnished a correct TIN, that it is a United States person and that the IRS has not notified the payee that it is subject to backup withholding under the Code.

Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s United States federal income tax liability, if any, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding the effect, if any, of the backup withholding rules on their particular circumstances.

Net Investment Income.

An additional 3.8% tax will be imposed on certain U.S. Holders who are individuals, trusts, or estates (other than certain exempt trusts or estates) on the lesser of (1) the U.S. Holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts, should consult their tax advisors regarding the applicability of the net investment income tax to income and gains in respect of their investment in the notes.

Tax Consequences to Non-U.S. Holders

Tax Consequences to Non-U.S. Holders Who Do Not Participate in the Exchange Offer

We believe that the exchange offers will not result in a taxable event to a Non-U.S. Holder for U.S. federal income tax purposes if such holder does not exchange any original notes in the exchange offers (described under “Description of the Exchange Offer”). A Non-U.S. Holder who does not elect to participate in the exchange offers should consult its own tax advisor regarding the consequences of not participating in the exchange offers.

Tax Consequences to Non-U.S. Holders Who Participate in the Exchange Offer

A Non-U.S. Holder will generally not be subject to tax on any gain recognized on the exchange of original notes for exchange notes except to the extent described below under “—Ownership of the Exchange Notes by Non-U.S. Holders—Sale, Exchange or Other Taxable Disposition of the Exchange Notes,” treating the reference therein to the exchange notes as a reference to the original notes. Amounts attributable to accrued but unpaid interest on the original notes will be treated as ordinary interest income and will generally be subject to the rules described below under “—Ownership of the Exchange Notes by Non-U.S. Holders—Stated Interest of the Exchange Notes,” treating the references therein to interest as references to accrued but unpaid interest and the references therein to exchange notes as references to the original notes. Non-U.S. Holders should consult their own tax advisors on the treatment of accrued but unpaid interest on the original notes.

Ownership of the Exchange Notes by Non-U.S. Holders

Stated Interest of the Exchange Notes. Subject to the discussions of backup withholding and FATCA below, interest income of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder will qualify for the “portfolio interest exemption” and, therefore, will not be subject to U.S. federal income tax or withholding, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and Treasury regulations thereunder;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code;

•	the Non-U.S. Holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the beneficial owner gives us or our paying agent an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a Non-U.S. Holder.

If not all of these conditions are met, interest on the exchange notes paid to a Non-U.S. Holder that is not effectively connected with a U.S. trade or business (and not attributable to a permanent establishment maintained in the U.S. under an applicable income tax treaty) carried on by the Non-U.S. Holder will generally be subject to federal income tax and withholding at a 30% rate, unless an applicable income tax treaty reduces or eliminates such tax and the Non-U.S. Holder claims the benefit of that treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If interest on the exchange notes is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (“ECI”), the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to the applicable withholding agent) unless an applicable income tax treaty provides otherwise. If a Non-U.S. Holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty if the Non-U.S. Holder claims the benefit of the treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed). In addition, a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate, on its effectively connected earnings and profits attributable to such interest (subject to adjustments).

Sale, Exchange or Other Taxable Disposition of the Exchange Notes. Subject to the discussion below on FATCA (as defined below), a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on a sale, exchange, retirement, redemption or other taxable disposition of exchange notes (other than any amount representing accrued but unpaid interest on the exchange note, which is subject to the rules discussed above under “— Ownership of the Exchange Notes by Non-U.S. Holders — Stated Interest of the Exchange Notes”) unless:

•	the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder, or

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a Non-U.S. Holder falls under the first of these exceptions, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will be taxed on the net gain derived from the disposition of the exchange notes under the graduated U.S. federal income tax rates that are applicable to U.S. Holders and, if the Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax described above (unless a treaty reduces or eliminates such tax).

If an individual Non-U.S. Holder falls under the second of these exceptions, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower applicable treaty rate applies) on the amount by which all capital gains allocable to sources within the United States, including any gain derived from the taxable disposition of the exchange notes, exceeds such Non-U.S. Holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

Information Reporting and Backup Withholding

The amount of interest on an exchange note paid to a Non-U.S. Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the Non-U.S. Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty (or information exchange agreement) to the tax authorities in the country in which the Non-U.S. Holder is resident.

Provided that a Non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an applicable properly completed IRS Form W-8BEN or IRS Form W-8BEN-E) or otherwise establishes an exemption, the Non-U.S. Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from a disposition of, an exchange note, unless we or our paying agent know or have reason to know that the holder is a U.S. person. Rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the taxable disposition (including a redemption or retirement) of an exchange note are as follows:

If the proceeds are paid to or through the United States office of a broker, a Non-U.S. Holder generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have certain specified U.S. connections (a “U.S. Related Person”), a Non-U.S. Holder will not be subject to backup withholding or information reporting.

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. Related Person, a Non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding) unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the backup withholding rules in their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding under current Treasury regulations.

Foreign Account Tax Compliance

The Hiring Incentives to Restore Employment Act and the final Treasury regulations and official IRS guidance associated with such provisions (such provisions, regulations and guidance commonly known as “FATCA”) generally impose a U.S. federal withholding tax of 30% on interest (including original issue discount, if any) income paid on a debt obligation and on the gross proceeds of a sale or other disposition (including a retirement or redemption) of a debt obligation paid to (1) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution (a) enters into, and is in compliance with, a withholding and information reporting agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (b) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial institution complies with the related information reporting requirements of such country or (2) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity, or certifies that it does not have any substantial U.S. owners.

Withholding under FATCA generally will apply to payments of interest (including original issue discount, if any, and any amounts attributable to accrued but unpaid interest on the original notes) on an exchange note regardless of when the payments are made. However, under the applicable Treasury Regulations, withholding under FATCA generally will only apply to payments of gross proceeds from the sale or other disposition of an exchange note on or after January 1, 2019. An intergovernmental agreement between the United States and the applicable non-U.S. country, or future Treasury regulations or other official IRS guidance, may modify these requirements. Holders should consult with their own tax advisors regarding the implications of FATCA on their investment in our exchange notes.

Plan of Distribution

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under the exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offers for the purpose of distributing the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offers, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than underwriting discounts and commissions and transfer taxes, if any, and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Notwithstanding the foregoing, we may suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or requests additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law;

•	we determine that the continued effectiveness of the registration statement of which this prospectus forms a part and use of this prospectus would require disclosure of confidential information related to a material acquisition or divestiture of assets or a material corporate transaction, event or development; or

•	an event occurs or we discover any fact that makes any statement made in the registration statement of which this prospectus forms a part untrue in any material respect or that requires the making of any changes in such registration statement in order to make the statements therein not misleading.

We will not receive any proceeds from the issuance of the exchange notes in the exchange offers.

Validity of the Exchange Notes

Kirkland & Ellis LLP will opine for us on whether the exchange notes are valid and binding obligations of Exelon and will rely on the opinion of Ballard Spahr LLP with respect to certain matters under the laws of the Commonwealth of Pennsylvania.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Exelon Corporation

Offer to Exchange

$807,082,000 aggregate principal amount of outstanding 3.950% Notes due 2025

(CUSIP Nos. 30161N AM3 and U3002L AA0)

for

$807,082,000 aggregate principal amount of newly issued 3.950% Notes due 2025 that will be issued in a transaction registered under the Securities Act

(CUSIP No. 30161N AN1)

and

$333,485,000 aggregate principal amount of outstanding 4.950% Notes due 2035

(CUSIP Nos. 30161N AP6 and U3002L AB8)

for

$333,485,000 aggregate principal amount of newly issued 4.950% Notes due 2035 that will be issued in a transaction registered under the Securities Act

(CUSIP No. 30161N AQ4)

and

$741,001,000 aggregate principal amount of outstanding 5.100% Notes due 2045

(CUSIP Nos. 30161N AR2 and U3002L AC6)

for

$741,001,000 aggregate principal amount of newly issued 5.100% Notes due 2045 that will be issued in a transaction registered under the Securities Act

(CUSIP No. 30161N AS0)

PROSPECTUS

April 15, 2016